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SoftBrands, Inc.

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EXPLANATORY NOTE
Filed Documents
This filing consists of the following documents relating to the proposed acquisition of SoftBrands, Inc. (“SoftBrands”) by an affiliate of Golden Gate Capital and Infor:

Exhibit A:	Letter to SoftBrands’ employees

Exhibit B:	Letter to SoftBrands’ customers

Exhibit C:	Letters to SoftBrands’ business partners

Exhibit D:	Transcript of SoftBrands’ investor conference call and webcast held on June 12, 2009

Important Information
In connection with the proposed transaction, SoftBrands intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF SOFTBRANDS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND THE OTHER RELEVANT MATERIALS FILED BY SOFTBRANDS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to the stockholders of SoftBrands. The proxy statement and the other relevant materials, when available, and any other documents filed by SoftBrands with the SEC, can be obtained free of charge at the SEC’s website at www.sec.gov and at SoftBrands’ website www.softbrands.com. In addition, stockholders of SoftBrands may obtain free copies of the documents filed with the SEC by contacting SoftBrands Investor Relations at (612) 851-1900 or SoftBrands, Inc., 800 LaSalle Ave., Suite 2100, Minneapolis, Minnesota 55402.
Information Regarding Participants
SoftBrands and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SoftBrands’ stockholders in connection with the proposed transaction. Information concerning the interests of SoftBrands’ participants in such solicitation, including their respective security holdings, is set forth in SoftBrands’ annual proxy statement, which was filed with the SEC on January 12, 2009. Investors may obtain additional information regarding this transaction, SoftBrands and the interests of SoftBrands’ participants in such solicitation by reading the proxy statement for such transaction when it becomes available.

Exhibit A

June 12, 2009
Dear SoftBrands Employee:
We are pleased to announce that an affiliate of Golden Gate Capital and Infor has signed a definitive agreement to acquire SoftBrands. Following the acquisition, SoftBrands will continue to operate as a stand-alone business and become affiliated with a larger company with significant market share, resources and growth potential.
Undoubtedly, you have many questions. This letter and attached Q&A should answer and address many of your immediate questions and concerns while we are securing stockholder and regulatory approval. We expect the transaction to be completed in 60 to 90 days.
Golden Gate Capital and Infor are excited to welcome SoftBrands to our family of portfolio companies. There are natural synergies between SoftBrands and Infor. SoftBrands’ central reservation systems and property management solutions accompanied by Infor’s financial management system, performance management and human capital management offerings make up a complete suite of business software offerings for the hospitality market. Additionally, Infor’s best-in-class stand-alone Human Capital Management (HCM), Supply Chain Management (SCM), Performance Management (PM) and Product Lifecycle Management (PLM) solutions are complementary to SoftBrands’ mature mid-market ERP solutions.
Who are Golden Gate Capital and Infor?
Golden Gate Capital is a private equity investment firm based in San Francisco. Golden Gate considers the software sector and IT services a core focus area. Golden Gate Capital is the majority investor in Infor.
Based in Alpharetta, Georgia, USA, Infor is one of the largest software companies in the world. Today the company has revenues of USD $2 billion, over 8,000 employees and more than 70,000 customers.
Infor’s vision is to change what businesses expect from an enterprise software provider. Infor develops and acquires proven software products that have rich, built-in functionality. Then it makes them better. Infor invests resources into product innovation and enhancements and works hard to simplify and shorten implementation times. It enables software, services, and support globally. And it provides more flexible buying options.

How do you get more information?
Although we have signed a definitive agreement, it will take approximately 60 to 90 days to receive the required regulatory and stockholder approvals. In the meantime, we ask all of you to remain focused on completing current projects and serving your customers at the high standards they have come to expect.
We realize there are many more questions to be answered than those outlined in the Q&A that follows this letter. Your patience is greatly appreciated. We will answer as many questions as we can, as quickly as we can. We have also set up a mailbox ask@softbrands.com for your questions and information will be posted on the Link as it becomes available.
In addition, SoftBrands will be hosting an all-employee conference call to further discuss this announcement on June 12 at 11am central time. An outlook invitation has been sent to you with details on how to participate.
It will take time to determine some answers and to formulate the final go forward plans resulting from the acquisition, but one important answer that applies to many of your questions is: CONTINUE OPERATING THE BUSINESS AS USUAL. Until the acquisition is completed, we must continue to be successful as separate companies, following the same plans and procedures for which we are each accustomed. We will communicate with each of you often over the next 60 to 90 days.
We are excited about the future and the positive impact this acquisition can have on you, our customers and our partners. Thank you in advance for your continued dedication and support to SoftBrands, your colleagues and our respective customers.
Sincerely,

David Dominik	Randy Tofteland
Managing Director, Golden Gate Capital	President and CEO, SoftBrands
Jim Schaper
Chairman and CEO, Infor

Questions & Answers for SoftBrands Employees
The following information addresses questions that might be raised as a result of our recent announcement. Because SoftBrands is a publicly traded company, it is subject to rules regarding communications established by the Securities and Exchange Commission. Please ensure that you do not discuss SoftBrands or this transaction externally, whether in verbal or written communications, unless you are required to do so by management as part of finalizing the transaction. Should you receive any external calls requesting comment, whether from the media or others, forward these calls to Susan Eich at susan.eich@softbrands.com
Even if you are trying to be helpful and think the request is insignificant, answering it is inappropriate and may expose both you and the organizations involved to legal liability.
What is being announced?
On June 12, 2009, SoftBrands announced a definitive agreement to be acquired by an affiliate of Golden Gate Capital and Infor. The proposed acquisition is a public-to-private transaction, which means that SoftBrands will cease to be a publicly traded company when the acquisition is complete.
Human Resources Information for SoftBrands Employees
Will this acquisition result in company layoffs?
Although SoftBrands will continue to be operated as a stand-alone business following the acquisition, it will be closely affiliated with Infor following the closing, which will result in some redundancies. Everyone will need to remain flexible and focused on the business at hand. Golden Gate Capital, Infor and SoftBrands will be working through post-closing details and communicate information as quickly as possible at all times.
Will my manager change?
The Transition Team will determine the new organizational structure.
How will my benefits change for current SoftBrands employees?
There are many human resources-related questions that cannot be answered until the acquisition is closer to closing. The transition teams will work diligently to address all areas and will notify all employees as soon as answers are available and can be legally communicated.
How does this event affect my ability to exercise my stock options?
On closing, all vested options will receive the in-the-money value of those shares in cash. All out-of-the-money options will be cancelled without payment.
How does this affect my ability to buy shares of stock between now and announcement of acquisition completion?
You are subject to the same restrictions that apply today. You will receive $0.92 in cash for each share you own at the close of the acquisition.

General Questions & Answers
Who are Golden Gate Capital and Infor?
Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $8 billion of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. The firm targets investments where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts, recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing. For more information, visit www.goldengatecap.com.
Based in Alpharetta, Georgia, USA, Infor is one of the largest private software companies in the world. Today the company has revenues of USD $2 billion, over 8,000 employees and more than 70,000 customers. Infor’s vision is to change what businesses expect from an enterprise software provider. Infor develops and acquires proven software products that have rich, built-in functionality. Then it makes them better. Infor invests resources into product innovation and enhancement and works hard to simplify and shorten implementation times. It enables software, services, and support globally. And it provides more flexible buying options. For more information, visit www.infor.com.
What is the rationale for the acquisition of SoftBrands?
Although SoftBrands will continue to operate as a stand-alone business following the acquisition, there is a natural synergy between Infor and SoftBrands. SoftBrands’ central reservation and property management solutions are complementary to Infor’s own financial management (FMS), performance management (PM) and human capital management (HCM) hospitality products. Additionally, Infor’s stand-alone best-in-class solutions for HCM, PM, PLM and SCM offer the opportunity for SoftBrands mid-market ERP customers to extend their solutions. Customers will have the opportunity to work with trusted partners for a compelling and complete end-to-end enterprise solution and have the ability to transition to a next-generation product.
What does this mean for the SoftBrands products?
SoftBrands will continue to provide its proven products and solutions and also be able to enrich its software with ongoing functional enhancements. Infor extends customer capabilities by providing more solutions from one vendor that understands its customers’ business. Infor evolves its solutions with new technologies (such as service-oriented architecture-SOA) and improved interoperability with Infor and non-Infor products.
How will the transaction be financially structured and when will it be finalized?
Since SoftBrands is a publicly traded company and subject to SEC guidelines, details of the acquisition may be found in the press release and other public filings with the SEC and are available at www.softbrands.com/investor. SoftBrands will be filing a proxy statement shortly to obtain the required shareholder vote on this transaction.
What happens between the announcement of the acquisition and the completion?
Business as usual. During the period between the announcement and completion, SoftBrands will continue to sell and market its products to existing customers and prospects as an independent company.
What will happen to the SoftBrands products lines and solutions?
SoftBrands will continue to provide its ERP and hospitality solutions to customers, as well as look at opportunities to combine complementary solutions into a complete enterprise suite of solutions for hospitality organizations and mid-market manufacturers.
Will SoftBrands and Infor market individually as far as PR, websites, brochures, etc., until the acquisition is complete?
In the short term, there will be no change in marketing activities from either company, as laws forbid collaboration until the transaction is complete.

What do we tell our customers and the media?
A press release has been issued announcing the agreement to the public. Customers and partners of SoftBrands will also receive notification announcing the agreement. As previously stated, the transaction is subject to rules regarding communications established by the SEC. Therefore, you should not discuss SoftBrands or this transaction externally whether in verbal or written communications, unless you are required to do so by management as part of finalizing the transaction. Should you receive any external calls requesting comment, whether from the media or others, forward these calls to Susan Eich at susan.eich@softbrands.com.
How can I help?
The best help you can provide is to continue to do your job to the best of your ability. If you are caring for customers, keep caring. The success of the company depends on every employee’s efforts being directed toward achieving the objectives of each company during the period between announcement and closure. If you are selling systems, developing products or providing customer support, your continued performance matters to our success.
Additional Information about the Proposed Transaction and Where You Can Find It
This communication is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of SoftBrands, and it is not a substitute for any proxy statement or other filings that may be made with the SEC. In connection with the proposed transaction, SoftBrands intends to file a proxy statement and other relevant materials with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF SOFTBRANDS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND THE OTHER RELEVANT MATERIALS FILED BY SOFTBRANDS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to the stockholders of SoftBrands. The proxy statement and the other relevant materials, when available, and any other documents filed by SoftBrands with the SEC, can be obtained free of charge at the SEC’s website at www.sec.gov and at SoftBrands’ website www.softbrands.com. In addition, stockholders of SoftBrands may obtain free copies of the documents filed with the SEC by contacting SoftBrands Investor Relations at (612) 851-1900 or SoftBrands, Inc., 800 LaSalle Ave., Suite 2100, Minneapolis, Minnesota 55402.
Proxy Solicitation
SoftBrands and its executive officers and directors may be deemed to be participants in the solicitation of proxies from SoftBrands’ stockholders in connection with the proposed transaction. Information concerning the interests of SoftBrands’ participants in such solicitation, including their respective security holdings, is set forth in SoftBrands’ annual proxy statement, which was filed with the SEC on January 12, 2009. Investors may obtain additional information regarding this transaction, SoftBrands and the interests of SoftBrands’ participants in such solicitation by reading the proxy statement for such transaction when it becomes available.
Cautionary Statement Regarding Forward-Looking Statements
This message may contain forward-looking statements based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by the companies. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding the impact of the transaction, including but not limited to, the companies’ expectations with respect to the combined companies available solutions, leadership position, competitive strengths and positioning; client base; the approval of the transaction by stockholders and regulators; the satisfaction of the closing conditions to the transaction; the completion of the transaction on stated terms; and the timing of the completion of the transaction. Such statements speak only as of the date hereof and are subject to change. The companies undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, the risk the companies’ businesses and their relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the transaction; that the transaction may not be consummated, may be consummated on different terms or may be delayed; that anticipated synergies and strategic benefits from the transaction may not be fully realized; that a failure to satisfy conditions to close the transaction, including obtaining the requisite regulatory and stockholder approvals, may occur; and the various other risks and uncertainties described in the “Risk Factors” section of SoftBrands’ Annual Report on Form 10-K for the year ended September 30, 2008, and the general economic and political conditions and specific conditions that may impact company operations. Further information on SoftBrands, including additional risk factors that may affect forward looking statements, is contained in its Annual Report on Form 10-K and in its other SEC filings that are available through the SEC’s website (www.sec.gov).

Exhibit B
June 12, 2009
Dear SoftBrands Customer:
I am pleased to announce that an affiliate of Golden Gate Capital and Infor have signed a definitive agreement to acquire SoftBrands, Inc. SoftBrands and Infor have complementary businesses given our shared focus on the mid-market, our origins in manufacturing and our product offerings in hospitality.
SoftBrands will continue to operate as a stand-alone business following the acquisition and, by virtue of the transaction, will become affiliated with a larger software company with significant market share, resources and growth potential. The partnership with Infor offers SoftBrands customers an expanded product portfolio, best-in-class point solutions and a forward-looking technology platform. These expanded offerings will be delivered with the same customer focus on which Infor has built its reputation.
For our Hospitality customers, SoftBrands’ central reservation systems and property management solutions — accompanied by Infor’s financial management system, performance management and human capital management offerings — make up a complete suite of business software offerings for the hospitality market.
You will be hearing more about Infor’s solutions, support and services that can help protect and expand the value of your investment in SoftBrands products once the acquisition is finalized, which we expect in the next 60 to 90 days. We look forward to making this transition a positive one for our customers and we appreciate your continued support.
Sincerely,
Randy Tofteland,
President and Chief Executive Officer
SoftBrands, Inc.
SoftBrands
800 LaSalle Avenue, Suite 2100
Minneapolis, MN 55402

Exhibit C
June 12, 2009
Dear SoftBrands Business Partner:
Today SoftBrands announced that an affiliate of Golden Gate Capital and Infor have signed a definitive agreement to acquire SoftBrands, Inc. SoftBrands and Infor have complementary businesses given our shared focus on the mid-market, our origins in manufacturing and our product offerings in Hospitality. As a valued partner in our manufacturing business, I wanted to be sure you were aware of this news.
Based in Alpharetta, Georgia, USA, Infor is one of the largest software companies in the world, with revenues of USD $2 billion and more than 70,000 customers. Golden Gate Capital is a private equity investment firm based in San Francisco. Golden Gate considers the software sector and IT services a core focus area. Golden Gate Capital in the majority investor in Infor.
Through its partnership with Infor, SoftBrands will become part of a larger business software company with significant market share, resources and growth potential. Although we have signed a definitive agreement, it will take 60 to 90 days to receive the required regulatory and shareholder approvals. We realize that you will have questions about SoftBrands’ future working relationship with partners. Until the acquisition is completed, we will continue to operate our business as usual, following the same plans and strategies we have in place today.
We are excited about the future and the positive impact this acquisition can have on our ability to serve the manufacturing market. Thank you in advance for your continued dedication and support to SoftBrands, your colleagues and our respective customers.
We appreciate your continued support.
Sincerely,
Terry Peterson
Vice President, Manufacturing Base Business
SoftBrands, Inc.
SoftBrands
800 LaSalle Avenue, Suite 2100
Minneapolis, MN 55402

June 12, 2009
Dear SoftBrands Business Partner:
Today SoftBrands announced that an affiliate of Golden Gate Capital and Infor have signed a definitive agreement to acquire SoftBrands, Inc. SoftBrands and Infor have complementary businesses given our shared focus on the mid-market, our origins in manufacturing and our product offerings in Hospitality. As a valued partner in our Hospitality business, I wanted to be sure you were aware of this news. I hope you know how much we value our relationship with (Name).
Based in Alpharetta, Georgia, USA, Infor is one of the largest software companies in the world, with revenues of USD $2 billion and more than 70,000 customers. Golden Gate Capital is a private equity investment firm based in San Francisco. Golden Gate considers the software sector and IT services a core focus area. Golden Gate Capital in the majority investor in Infor.
Through its partnership with Infor, SoftBrands will become part of a larger business software company with significant market share, resources and growth potential. For our Hospitality customers, the combination of SoftBrands’ central reservation systems and property management solutions — accompanied with Infor’s financial management system, performance management and human capital management offerings — make up a complete suite of business software offerings for the hospitality market.
Although we have signed a definitive agreement, it will take 60 to 90 days to receive the required regulatory and shareholder approvals. We realize that you will have questions about SoftBrands’ future working relationship with partners. Until the acquisition is completed, we will continue to operate our business as usual, following the same plans and strategies we have in place today.
We are excited about the future and the positive impact this acquisition can have on our ability to serve the Hospitality market. Thank you in advance for your continued dedication and support to SoftBrands, your colleagues and our respective customers.
We appreciate your continued support.
Sincerely,
Jo Masters
Senior Vice President and General Manager, Hospitality
SoftBrands, Inc.
SoftBrands
800 LaSalle Avenue, Suite 2100
Minneapolis, MN 55402

June 12, 2009
Dear Fourth Shift Edition for SAP Business One Partner:
Today SoftBrands announced that an affiliate of Golden Gate Capital and Infor have signed a definitive agreement to acquire SoftBrands, Inc. SoftBrands and Infor have complementary businesses given our shared focus on the mid-market, our origins in manufacturing and our product offerings in hospitality. As a valued Fourth Shift Edition partner, I wanted to be sure you were aware of this news.
Based in Alpharetta, Georgia, USA, Infor is one of the largest software companies in the world, with revenues of USD $2 billion and more than 70,000 customers. Golden Gate Capital is a private equity investment firm based in San Francisco. Golden Gate considers the software sector and IT services a core focus area. Golden Gate Capital in the majority investor in Infor.
Through its partnership with Infor, SoftBrands will become part of a larger business software company with significant market share, resources and growth potential. Although we have signed a definitive agreement, it will take 60 to 90 days to receive the required regulatory and shareholder approvals. We realize that you will have questions about SoftBrands’ future working relationship with partners. Until the acquisition is completed, we will continue to operate our business as usual, following the same plans and strategies we have in place today.
We are excited about the future and the positive impact this acquisition can have on our ability to serve the manufacturing market. Thank you in advance for your continued dedication and support to SoftBrands SAP Business.
Sincerely,
Diane Palmquist
Vice President, SAP Solutions
SoftBrands, Inc.
SoftBrands
800 LaSalle Avenue, Suite 2100
Minneapolis, MN 55402

Exhibit D
FINAL TRANSCRIPT
SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Event Date/Time: Jun. 12. 2009 / 11:00AM ET
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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
CORPORATE PARTICIPANTS
Randy Tofteland
SoftBrands, Inc. — President, CEO
Gregg Waldon
SoftBrands, Inc. — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Eric Martinuzzi
Craig-Hallum Capital Group — Analyst
Howard Rosen
- Analyst
Michael Hess
- Analyst
Matt Brandt
- Analyst
Matthew Osiwicki
- Analyst
Thomas Sidividus
- Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the SoftBrands conference call to discuss the proposed acquisition of SoftBrands by Golden Gate Capital and Infor. Our participants today are Gregg Waldon, SoftBrands’ Chief Financial Officer, and Randy Tofteland, SoftBrands’ President and Chief Executive Officer. (Operator Instructions).
Now, I would like to turn the call over to Randy Tofteland. Mr. Tofteland, please proceed.

Randy Tofteland - SoftBrands, Inc. — President, CEO
Thank you, Eric. Good morning, everyone, and thank you for joining us today as we discuss the announcement today regarding that definitive agreement we have signed to be acquired by an affiliate of Golden Gate Capital and Infor. This agreement was announced in a press release prior today’s market opening.
The call today is being webcast. All statements other than historical facts included in our remarks regarding future operations are as of today by June 12, 2009 and are subject to the risks inherent in predictions and forward-looking statements. These statements are based on the beliefs and assumptions of management at SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as a guarantee of future performance. They involve risks, uncertainties and assumptions identified in filings by SoftBrands with the SEC.
SoftBrands intends to file a proxy statement with other relevant materials with the SEC. Before making any voting decision, with respect to the proposed transaction, stockholders of SoftBrands are urged to carefully read the proxy statement when it becomes available, as well as any amendments or supplements thereto and other relevant materials saw filed by SoftBrands with the SEC because they will contain important information about the proposed transaction.

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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Now, let me turn to the details of our call. We are pleased to announce that SoftBrands has signed a definitive agreement to be acquired by an affiliate of Golden Gate Capital and Infor for $0.92 in cash per common share for a total transaction value of approximately $80 million.
We believe this sale of the Company is a positive outcome for SoftBrands’ shareholders. The offer price represents an approximate 100% premium over the Company’s closing price on the New York Stock Exchange AMEX on June 11, 2009. In addition, SoftBrands common shareholders will retain the rights going forward to 10% of the net cash proceeds, if any, received and distributed by the AremisSoft liquidating trust.
Size and scale matter in a consolidating software marketplace. For SoftBrands, it may have been challenging to continue to operate in today’s consolidating ERP marketplace as a small company that has limited access to resources to fund growth. In addition, as the recession continues, it becomes more difficult for a company with SoftBrands’ profile to remain profitable and continue to meet its financial obligations. As a result, this path for SoftBrands which creates liquidity and value is in the best interests of all of our stakeholders, including our employees, customers, partners and shareholders.
Infor has a long track record of acquiring and successfully integrating software companies, including SSA Global, DataStream, Mapix, and more than 40 other companies. The transaction is structured as an acquisition of 100% of the outstanding shares of SoftBrands by an affiliate of Golden Gate Capital and Infor. They proposed transaction is subject to customary conditions to closing, including approval of SoftBrands shareholders.
The Board of Directors of SoftBrands has unanimously approved the definitive agreement as has agreed to recommend that SoftBrands shareholders approved the transaction. The transaction is expected to close in the next 60 to 90 days. SoftBrands’ current lender, Wells Fargo Foothill, has agreed to provide financing for the transaction.
SoftBrands and Infor have complementary businesses, given our shared focus on the midmarket, our origins in manufacturing, and our product offerings in hospitality. By partnering with Infor, SoftBrands will become part of a larger business software company with significant market share, resources and growth potential.
By acquiring SoftBrands, Golden Gate and Infor have strengthened their hospitality product set, manufacturing customer base and expanded their capabilities to serve customers in the manufacturing and hospitality markets. For our customers, the partnership with Infor offers an expanded product portfolio, best in class point solutions and a forward-looking technology platform. Our hospitality customers will gain access to a complete suite of business software offerings for the hospitality market, and our manufacturing customers will gain access to an expanded portfolio of products with enhanced functionality and best in class point solutions.
During the period between the announcement and close, both companies will continue to sell and market their products to their existing customers and prospects as independent companies. SoftBrands will operate as a separate entity until the acquisition closes.
We expect to file a proxy statement in the next ten business days that outlines a date for a special meeting of shareholders to vote on the transaction.
Now, Gregg and I would be happy to take your questions. Eric, if you could remind the listeners how they can ask their questions?

QUESTIONS AND ANSWERS
Operator
(Operator Instructions).

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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
Congratulations on the transaction. My first question has to do with what I guess the ongoing entity here that Infor is interested in, is it both sides? Is it both the manufacturing and hospitality side or is there potentially post-deal a spin-out of the hospitality side?

Randy Tofteland - SoftBrands, Inc. — President, CEO
No, Infor is absolutely interested in both sides of both of our businesses. Infor has a very large-scale ERP practice in the manufacturing space so our manufacturing business is very synergistic to Infor. Additionally, they have a suite of financial offerings that have had a practice in the hospitality industry, so they have been primarily a back-office hospitality player. With the combination of our central reservation systems and property management systems combined with their suite of back office, they will have a rich portfolio of products to play in the hospitality space.

Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
I see. On the SAP relationship, you guys have — obviously SAP and Oracle are the giants in software. Infor is not too far behind, but part of your push into manufacturing has really been on the coattails of SAP with your FourthShift Edition for SAP Business One. Is there any — how does that part of your business — are there issues now with your SAP relationship being in danger?

Randy Tofteland - SoftBrands, Inc. — President, CEO
It is too early to tell at this stage. We have always believed that the midmarket space as a partnership to SAP is an underserved market. With this announcement and at the time of closing, we will need to go through a process of discussions to see where that fits inside of Infor and SAP in the future.

Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
Okay. One more and then I will get back in queue. But they AremisSoft liquidating trust, I’m not sure I follow the commentary there. I understand that there is some sort of ongoing interest in the liquidating trust. But it just seems strange to me. If I’m a SoftBrands shareholder today, how do I maintain an interest once this company is sold and is there — after what date does that no longer apply?

Randy Tofteland - SoftBrands, Inc. — President, CEO
Thanks for that question. That is a difficult, complex question but I appreciate you asking it, Eric. It is — still the details of that arrangement is still being worked out with the Trust them with the trustee. It is an unusual situation of course in any type of involvement of a Trust with a transaction like this. Therefore, when they proxy is available in the next ten days, it will be a fully detailed — fully worked out with the Trust and the legal parties and be detailed out in the proxy.
If I was to provide the best guidance, I would believe that it will be those shareholders of record at the effective time of the merger or the close of the merger, but that could be subject to change. So the best advice or information we could provide is wait until making any decision until the proxy is available where all of that information will be detailed out.

Operator
(Operator Instructions). [Howard Rosen].

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Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Howard Rosen — Analyst
Yes, I just wanted to know if there will be a role for the current management of SoftBrands in the new arrangement?

Randy Tofteland - SoftBrands, Inc. — President, CEO
Thank you Howard. It is too early to tell. There will be, certainly as the process unfolds, a considerable amount of integration, discussions, but that will be well later in this process that will determine all of those types of decisions that they roll forward. So at this stage, it is just too early to tell.

Operator
[Michael Hess].

Michael Hess — Analyst
Congratulations on the transaction. I was hoping you would tell us a little bit about the status of the AremisSoft liquidating trust, sort of what assets or what litigation items remain and what the possibilities are and the timelines are?

Randy Tofteland - SoftBrands, Inc. — President, CEO
I wish I could give you detailed information. We are — the Company itself is just a benefactor of net proceeds distribution. So we are certainly advocates and cheerleaders for the Trust, but we don’t have any additional insight or information other than what has been disclosed by the Trust in recent past. So the Trust has certainly indicated they continue to pursue a number of activities on a number of fronts. But whether or not they will be successful or whether if they are successful any timeline, I wish we could give you some indication of that. We cannot. But we do understand that this is a potential for additional value to our shareholders and it’s one of the reasons why we look to protect that interest for our shareholders in the future should the Trust be successful in any further recoveries down the road. That is about the most we can say about it, so I hope that that was helpful in some way.

Operator
Eric Martinuzzi.

Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
I wanted to just understand enterprise value calculation here. You talk about a transaction value of $80 million. Can you walk me through the separate pieces of that? Because I know we have got common, we have got preferred, we have got debt, we have got cash. What are the different elements of that? Let’s start with the number of shares on the common side.

Gregg Waldon - SoftBrands, Inc. — SVP, CFO
Hi Eric. This is Gregg. I will just walk through very, very briefly on that piece. As far as the preferred shareholders go, there is roughly $28.6 million of cash that would be going to those folks, $4.6 million for the B, $24 million for the C and the D. We would certainly be having to pay back the Wells Fargo folks as well. That would be at roughly the $22 million, $23 million mark as well, with the remainder going to the Common.

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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
Okay and you have a — given I don’t know how many options or restricted shares were included in the calculation, but do you have a shares outstanding for the Common?

Gregg Waldon - SoftBrands, Inc. — SVP, CFO
The shares outstanding are approximate, about 44.4 million shares outstanding. There are options that were in the money. Those options are certainly going to be taken into account on that. As far as restricted stock units, there’s about 1.8 million shares of those as well.

Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
Okay and then one last question just on the timing. You talk about you guys are — the next step really fork closing the transaction is the filing of the proxy. That is going to happen in the next ten business days. The total time to close here is 60 to 90 days, but refresh my memory. What is the SEC review time and then with the mailings and shareholder meeting turnaround estimates?

Randy Tofteland - SoftBrands, Inc. — President, CEO
Well, we think roughly 60 to 90 days. The proxy will be filed within ten business days. There will be a period a review by the SEC. There is no definitive answers to the number of days that the SEC will be required to respond. So all those things are taken into account when we say 60 to 90 days. Obviously, if the SEC does have comments and questions on that, that will extend it more towards the end of that 90 day period, Eric.

Eric Martinuzzi - Craig-Hallum Capital Group — Analyst
I know sometimes if there has been a recent review of your — sometimes companies have filing that have been more recently reviewed by the SEC that can speed this process. Is there any — is that the situation at all with you guys or has it been a while since you last SEC review?

Randy Tofteland - SoftBrands, Inc. — President, CEO
We have not had an SEC review for quite some time. There was a brief comment on the SEC with the changes of our auditors, but other than that, there has — not been for quite some time.

Operator
[Matt Brandt].

Matt Brandt - — Analyst
Could you talk a little bit about the bidding process with Piper Jaffray in terms of what transpired there? How fully have we canvassed the marketplace, and is there room for somebody else to show up and potentially bit more?

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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor
Randy Tofteland - SoftBrands, Inc. — President, CEO
Well, again, as you know, Matt, that will all be outlined in the proxy. But simply stated, this was a full process. There was a full process underway that has gone on for quite a length of time. Could somebody show up? I think the answer to that is of course; that is always a probability. But this was an extensive process that has taken place over the course of the last several months.

Operator
[Matthew Osiwicki].

Matthew Osiwicki — Analyst
Actually congratulations, gentlemen. All of my questions have been answered. Thank you.

Operator
[Thomas Sidividus].

Thomas Sidividus — Analyst
Congratulations on the transaction. I think the first part of my question was already answered. I was curious if there was a review process for the Company. I was just curious about if you could discuss a little bit about how you formed a relationship with Golden Gate Capital (technical difficulty)? I kind of (inaudible) how the origins of this transaction, how they came about.

Randy Tofteland - SoftBrands, Inc. — President, CEO
Sure. So we have been in discussion specifically with Infor for several months with most serious discussions being in the last several weeks of course. But it came as part of this process that has been an extensive market check with a considerable amount of companies that participated in the process. Infor ended up putting the best offer forward that was considered by our Board for its stakeholders. Again, the full extent of that process will be outlined in the proxy.

Operator
We are currently showing no more questions in queue at this time.

Randy Tofteland - SoftBrands, Inc. — President, CEO
So, we leave just a moment to see if there’s any follow-up questions. Okay, then with that, we appreciate your interest, appreciate the questions. We are pleased with the outcome of this process and look forward to having the proxy filed in ten days and again, would encourage all shareholders to read the proxy carefully. That will answer a number of the questions with greater detail that you raised today.
Thank you. Have a good day, a nice weekend and thank you for joining us.

Operator
Thank you for your participation in today’s conference, ladies and gentlemen. You may now disconnect and have a good day.

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FINAL TRANSCRIPT

Jun. 12. 2009 / 11:00AM, SBN — SoftBrands Inc Call to discuss Definitive Agreement to be Acquired by Affiliate of Golden Gate Capital and Infor

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